Mail Stop 3561
                                                              October 24, 2018


    Brian T. Olsavsky
    Chief Financial Officer
    Amazon.com Inc.
    410 Terry Avenue North
    Seattle, Washington 98109

            Re:   Amazon.com Inc.
                  Form 10-K for the Fiscal Year Ended December 31, 2017 Filed February 2, 2018
                  File No. 0-22513

    Dear Mr. Olsavsky:

           We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.


                                                              Sincerely,

                                                              /s/ William H.
Thompson

                                                              William H.
Thompson
                                                              Accounting Branch
Chief
                                                              Office of
Consumer Products